As filed with the Securities and Exchange Commission on May 25, 2011

Registration No. 333-167758

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EMERGENCY MEDICAL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20- 3738384
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6200 S. Syracuse Way Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Emergency Medical Services Corporation Deferred Compensation Plan
(Full title of the plan)

Craig Wilson, Esq.

Carl Berglind, Esq.
Emergency Medical Services Corporation

6200 S. Syracuse Way, Suite 200

Greenwood Village, CO  80111-4737

(303) 495-1200

(Name and address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Peter J. Loughran, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

RECENT EVENTS: DEREGISTRATION

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-167758) (the “Registration Statement”) of Emergency Medical Services Corporation (the “Company”), that was filed with the Securities and Exchange Commission on June 24, 2010.  The Registration Statement registered $15,000,000 in deferred compensation obligations (the “Obligations”) offered pursuant to the Emergency Medical Services Corporation Deferred Compensation Plan (the “Plan”).

Effective as of May 25, 2011, pursuant to an Agreement and Plan of Merger, dated as of February 13, 2011, among CDRT Acquisition Corporation, a Delaware corporation (“Parent”), CDRT Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and the Company, Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (such transaction, the “Merger”).

As a result of the Merger, the Company has terminated all deferred compensation offerings pursuant to existing registration statements, including the Registration Statement.  In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any portion of the Obligations that has not been deferred by eligible employees or credited to the accounts of eligible employees under the Plan, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement and hereby removes from registration any portion of the Obligations that has not been deferred by eligible employees or credited to the accounts of eligible employees under the Plan.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on May 25, 2011.

Emergency Medical Services Corporation

By:	/s/ William A. Sanger
	Name:	William A. Sanger
	Title:	President and Chief Executive Officer

3